EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and Between
TRANSMONTAIGNE INC.
(Seller)
and
DELEK US HOLDINGS, INC.
(Buyer)

The Purchase of
A Minority Equity Interest In
Lion Oil Company

JULY 12, 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SCHEDULES

Schedule 3.2(c)	Buyer Conflicts
Schedule 3.2(l)	Buyer Changes
Schedule 5.6	Additional Lion Shareholders
Schedule 6.9(a)	Fuel Markets
EXHIBITS

Exhibit A	Definitions and Interpretation
Exhibit 2.4(d)	Registration Rights Agreement
Exhibit 2.4(e)	Board Resignation and Release

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT dated as of July 12, 2007 (this “Agreement”), is by and between TRANSMONTAIGNE INC., a Delaware corporation (“Seller”), and DELEK US HOLDINGS, INC., a Delaware corporation (“Buyer”). Each of Seller and Buyer may be referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
     WHEREAS, Seller is the record and beneficial owner of One Million Five Hundred and Sixty Thousand (1,560,000) shares of common stock, par value $0.10 per share, (the “Lion Shares”) of Lion Oil Company, an Arkansas corporation (“Lion Oil”), representing all of the Equity Interest of Lion Oil owned by Seller;
     WHEREAS, Lion Oil is engaged in the businesses of refining and marketing petroleum products, operating pipelines and construction (the “Businesses”);
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Lion Shares in accordance with and pursuant to the terms and conditions of this Agreement;
     WHEREAS, the Parties desire to make certain representations, warranties, covenants, and other agreements in connection with the sale and purchase of the Lion Shares;
     NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows intending to be legally bound:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Definitions. Unless otherwise expressly provided to the contrary in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 1.1 of Exhibit A.
     1.2 Interpretation. Unless otherwise expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.
ARTICLE II
PURCHASE AND SALE OF SHARES
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title, and interest in and to the Lion Shares, free and clear of any and all Encumbrances, and any and all rights related to, associated with, or arising with respect to the Lion Shares from and after the date hereof, including all rights to or for distributions, dividends, stock dividends, share subdivisions, share reclassifications, recapitalizations, share exchanges, and similar rights (subject to Section 2.6).
     2.2 Purchase Price.
          (a) In consideration for the sale of the Lion Shares, Buyer agrees (i) to pay to Seller at the Closing cash in an amount equal to Thirty Million Dollars ($30,000,000) (the “Cash Payment”) by
Stock Purchase Agreement

wire transfer of immediately available funds, and (ii) to issue to Seller, in reliance on the representations, warranties, and covenants of Seller set forth herein, One Million Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven (1,916,667) shares of common stock, par value $0.01 per share, of Buyer (the “Delek Shares,” and collectively with the Cash Payment, the “Purchase Price”).
          (b) (i) Each certificate representing the Delek Shares will be endorsed with the following legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (II) IN COMPLIANCE WITH RULE 144 OR (III) OTHERWISE PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT BASED ON AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT DATED JULY 12, 2007, AS MAY BE AMENDED FROM TIME TO TIME, BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS, HER OR ITS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”
, and any other legends required by applicable securities Laws or the Registration Rights Agreement.
               (ii) Buyer may instruct its transfer agent not to register the transfer of the Delek Shares, unless the conditions specified in the foregoing legends are satisfied.
     2.3 The Closing. Unless this Agreement shall have been earlier terminated pursuant to Article IX, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P. located at 1301 McKinney, Suite 5100, Houston, Texas 77010, commencing at 10:00 a.m. Central Time no later than the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Sections 7.1 and 7.2 to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions each Party will take at the Closing itself), or such other date or location as Buyer and Seller may mutually determine (the “Closing Date”).
     2.4 Deliveries of Seller. At the Closing, Seller will deliver, or cause to be delivered to Buyer:
          (a) Lion Share Certificates. Original certificates representing the Lion Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank or other appropriate transfer instruments;
          (b) Officer’s Certificate. An officer’s certificate, effective as of the Closing Date and duly executed by Seller, certifying as to the fulfillment of each condition specified in Sections 7.1(a) and 7.1(b);
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          (c) Instruments of Transfer. Such other instruments of assignment and transfer as shall be necessary to transfer to Buyer all of Seller’s right, title, and interest in and to the Lion Shares, each effective as of the Closing Date and duly executed by Seller;
          (d) Registration Rights Agreement. A Registration Rights Agreement substantially in the form of Exhibit 2.4(d) (the “Registration Rights Agreement”), effective as of the Closing Date and duly executed by Seller;
          (e) Board Resignations. The resignation and release, effective as of the Closing Date, of each of Randall J. Larson and Javed Ahmed from the Board of Directors of Lion Oil and, to the extent applicable, its Subsidiaries, substantially in the form of Exhibit 2.4(e);
          (f) FIRPTA Affidavit. An affidavit as described in Section 1445(b)(2) of the Code in customary form; and
          (g) Miscellaneous. Such other documents and instruments as may be reasonably necessary to consummate the Contemplated Transactions.
     2.5 Deliveries of Buyer. At the Closing (unless otherwise indicated below), Buyer will deliver, or cause to be delivered to Seller:
          (a) Cash Consideration. The Cash Payment;
          (b) Delek Share Certificates. Within three (3) Business Days after the Closing Date, Buyer shall cause its transfer agent to deliver to Seller certificates, dated as of the Closing Date, registered in Seller’s name representing the aggregate number of the Delek Shares;
          (c) Officer’s Certificate. An officer’s certificate, effective as of the Closing Date and duly executed by Buyer, certifying as to the fulfillment of each condition specified in Sections 7.2(a) and 7.2(b);
          (d) Registration Rights Agreement. The Registration Rights Agreement, effective as of the Closing Date and duly executed by Buyer; and
          (e) Miscellaneous. Such other documents and instruments as may be reasonably necessary to consummate the Contemplated Transactions.
     2.6 Cash Dividends. Notwithstanding the provisions of Section 2.1 to the contrary, in the event Lion Oil declares cash dividends to holders of record of Lion Common Stock after the date hereof but prior to the Closing Date (the “Interim Period Cash Dividends”), then Seller shall be entitled to receive and retain the Interim Period Cash Dividends that are paid or become payable on the Lion Shares with respect to any such declaration to the extent the total Interim Period Cash Dividends that are paid or become payable by Lion Oil to all holders of Lion Common Stock are, in the aggregate, equal to or less than Ten Million Dollars ($10,000,000). In the event the Closing occurs, Buyer shall have the right to receive, without additional consideration, all Interim Period Cash Dividends that are paid or become payable on the Lion Shares to the extent the total Interim Period Cash Dividends that are paid or become payable by Lion Oil to all holders of Lion Common Stock are, in the aggregate, greater than Ten Million Dollars ($10,000,000). At the Closing, Buyer shall receive a credit against the payment of the Cash Payment to the extent of any Interim Period Cash Dividends attributable to the Lion Shares that are to accrue to the benefit of Buyer pursuant to this Section 2.6 and are actually paid to Seller prior to the Closing. Notwithstanding any provision in this Agreement to the contrary, Seller shall be entitled to
Stock Purchase Agreement

receive and retain all cash dividends declared by the Board of Directors of Lion Oil with respect to the Lion Shares prior to or on the date of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE CONTEMPLATED TRANSACTIONS
     3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1 (except to the extent that any such representation or warranty speaks to an earlier date):
          (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification is required. Seller has the requisite corporate power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.
          (b) Authorization of Transaction. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. Seller has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the other documents contemplated hereby to which Seller is a party, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement and the other documents contemplated hereby to which Seller is a party have been duly authorized, approved, executed, and delivered by Seller. This Agreement constitutes, and as of the Closing the other Contracts required to be executed and delivered by Seller at the Closing will each constitute a valid and legally binding obligation of Seller and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, Enforceable against Seller in accordance with its terms and conditions subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
          (c) Noncontravention. Neither the execution and delivery by Seller of this Agreement or any other documents contemplated hereby to which Seller is a party, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation by Seller of the Contemplated Transactions, will (i) violate any provision of the Organizational Documents of Seller or any Permit, Law, Order, or other restriction of any Governmental Authority to which Seller or its assets is subject or bound, (ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Seller is a party or by which Seller or its assets is subject or bound, (iii) provide any party other than Buyer with the right to exercise any right of first refusal to purchase or other right to purchase the Lion Shares, or (iv) require Seller to give any notice to, make any filing with, or obtain any Consent of any third party or Governmental Authority, except (A) applicable notices, filings, Consents, as may be required under the HSR Act to be made by any Party or its Affiliates (including any Consents of the FTC and DOJ), and (B) any filings with the SEC required to be made by any Party or its Affiliates, in each case except as would not, individually or in the aggregate, materially adversely affect the ability of Seller to consummate the Contemplated Transactions or perform its obligations under this Agreement.
Stock Purchase Agreement

          (d) Broker Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees, commissions, or other compensations to any broker, finder, or agent retained by Seller or its Affiliates with respect to the Contemplated Transactions for which Buyer or its Affiliates could become liable or obligated, directly or indirectly.
          (e) Litigation. There is no Claim, Proceeding or Order pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement, the Contemplated Transactions, or the Lion Shares.
          (f) Ownership of the Lion Shares. Seller is the sole record and beneficial owner of the Lion Shares and owns the Lion Shares free and clear of all Encumbrances and restrictions on transfer except for transfer restrictions created under the Securities Act of 1933, as amended (the “Securities Act”) or state securities Laws. To Seller’s Knowledge, the Lion Shares represent 18.815% of all of the issued and outstanding shares of capital stock of Lion Oil computed on a fully diluted basis as of January 5, 2007 (assuming no exercise by Ergon, Inc. of its right to acquire additional capital stock of Lion Oil upon termination of the Ergon Management Agreement). To Seller’s Knowledge, there has not been any change (either an increase or decrease) in the number of issued and outstanding shares of capital stock of Lion Oil since January 5, 2007. Neither Seller nor any of its Affiliates has entered into any Commitments with respect to the Lion Shares or is a party to (i) any Contract (other than this Agreement) that requires (or could require pursuant to express provisions) Seller or any of its Affiliates to Dispose of any of the Lion Shares, or (ii) any voting trust, proxy, or other agreement or understanding with respect to voting any of the Lion Shares. Other than the pre-emptive rights set forth in the articles of incorporation of Lion Oil, neither Seller nor any of its Affiliates owns directly or indirectly any Equity Interests, rights exercisable or convertible therefor, or Commitments to acquire Equity Interests in or to Lion Oil other than the Lion Shares. Seller is not a party to any Contract that restricts the right to Dispose or Encumber the Lion Shares or any part thereof or interest therein.
          (g) Securities Matters.
               (i) The Delek Shares, when acquired by Seller at the Closing, will be acquired for Seller’s own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, or applicable state securities Laws. Seller is not a party to any Contract to Dispose or Encumber the Delek Shares or any part thereof or interest therein, except that all tangible and intangible assets of Seller (excluding the Lion Shares but including the Delek Shares) are pledged as security under Seller’s Senior Secured Working Capital Credit Facility, dated September 1, 2006, as amended from time to time (the “Seller Credit Facility”).
               (ii) Seller understands that (A) the Delek Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (B) Buyer’s reliance on such exemptions is predicated on Seller’s representations set forth herein. Seller understands that the resale of the Delek Shares may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.
               (iii) Seller is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Seller is able to bear the economic risk of the acquisition of the Delek Shares pursuant to the terms of this Agreement, including a complete loss of Seller’s investment in the Delek Shares.
Stock Purchase Agreement

               (iv) Seller can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Delek Shares. Seller has not been organized for the purpose of acquiring the Delek Shares.
               (v) Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares acquired in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares of Buyer’s capital stock, the availability of certain current public information about Buyer, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in a transaction directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations. Seller further understands that there is no assurance that Rule 144 or any exemption from the Securities Act will be available, or if available, that such exemption will allow Seller to Dispose of any or all of the Delek Shares in the amounts or at the times Seller might propose.
               (vi) During the negotiation of the Contemplated Transactions, Seller and its representatives and legal counsel have been afforded access, to the extent not prohibited by applicable Law, to corporate books, financial statements, records, Contracts, documents, and other information concerning Buyer and to Buyer’s offices and facilities, have been afforded an opportunity to ask such questions of Buyer’s officers, employees, agents, accountants and representatives concerning Buyer’s business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, to evaluate the merits and risks of the prospective investments in the Delek Shares contemplated herein.
               (vii) For purposes of state “blue sky” Laws, Seller represents and warrants that Seller is located in the State of Colorado and that the decision by Seller to acquire the Delek Shares shall be deemed to occur solely in the State of Colorado.
               (viii) Other than with respect to the Contemplated Transactions, since May 1, 2007, neither Seller nor Morgan Stanley Capital Group Inc. (“MSCG”) has directly or indirectly, effected or agreed to effect any Short Sales involving the Delek Common Stock.
          (h) Letters of Credit. Seller has no outstanding irrevocable letters of credit for the benefit of Lion Oil, whether made pursuant to the terms of that certain Lion Oil 1989 Stock Rights Offering Plan or otherwise. To the extent Seller had previously provided any such letters of credit, Seller has been released in full from any such obligations.
     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2 (except to the extent that any such representation or warranty speaks to an earlier date):
          (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification is required. Buyer has the requisite corporate power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.
          (b) Authorization of Transaction. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which
Stock Purchase Agreement

Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. Buyer has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the other documents contemplated hereby to which Buyer is a party, the performance of Buyer’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement and the other documents contemplated hereby to which Buyer is a party have been duly authorized, approved, executed, and delivered by Buyer. This Agreement constitutes and, as of the Closing, the other Contracts required to be executed and delivered by Buyer at the Closing will each constitute a valid and legally binding obligation of Buyer and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, Enforceable against Buyer in accordance with its terms and conditions subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
          (c) Noncontravention. Except as set forth on Schedule 3.2(c), neither the execution and delivery by Buyer of this Agreement or any other documents contemplated hereby to which Buyer is a party, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation by Buyer of the Contemplated Transactions, will (i) violate any provision of the Organizational Documents of Buyer or its Subsidiaries or any Permit, Law, Order, or other restriction of any Governmental Authority to which Buyer or its Subsidiaries or their assets are subject or bound, (ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer or its Subsidiaries is a party or by which Buyer or its Subsidiaries or their assets are subject or bound, (iii) provide any party other than Seller with the right to exercise any right of first refusal to purchase or other right to purchase the Delek Shares, or (iv) require Buyer or its Subsidiaries to give any notice to, make any filing with, or obtain any Consent of any third party or Governmental Authority, except (A) applicable notices, filings, Consents, as may be required under the HSR Act (including any Consents of the FTC and DOJ), and (B) any filings with the SEC required to be made, in each case except as would not, individually or in the aggregate, materially adversely affect the ability of Buyer to consummate the Contemplated Transactions or perform its obligations under this Agreement.
          (d) Broker Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees, commissions, or other compensations to any broker, finder, or agent retained by Buyer or its Affiliates with respect to the Contemplated Transactions for which Seller or its Affiliates could become liable or obligated, directly or indirectly.
          (e) Litigation. There is no Claim, Proceeding or Order pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries, or to which Buyer or its Subsidiaries is otherwise a party relating to this Agreement, the Contemplated Transactions, or the Delek Shares.
          (f) Delek Shares. Buyer has taken all corporate action necessary to authorize the issuance and delivery of the Delek Shares. The Delek Shares when issued and paid for in accordance with the provisions of this Agreement will be validly issued, fully paid, and nonassessable, free and clear of all Encumbrances (except for restrictions on transfer set forth herein or imposed by applicable federal or state securities Laws or this Agreement) and, assuming the accuracy of Seller’s representations and warranties set forth in Section 3.1(g), issued in compliance with all applicable federal and state securities Laws. Except for those rights set forth in the Registration Rights Agreement, none of the Delek Shares issued pursuant to this Agreement will, upon issuance, be subject to any preemptive rights, rights of first refusal, or other rights to purchase the Delek Shares (whether in favor of Buyer or any other Person) pursuant to any Contract or Commitment of Buyer.
Stock Purchase Agreement

          (g) Delek Capitalization. The authorized capital stock of Buyer consists solely of 110,000,000 shares of common stock, par value $0.01 per share (the “Delek Common Stock”), of which 51,271,456 shares were issued and outstanding as of July 9, 2007, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof. All shares of Delek Common Stock that are issued and outstanding, have been validly issued and fully paid and are non-assessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom. Except as disclosed in the SEC Filings, as of the date hereof and as of the Closing Date: (i) there are no outstanding options, warrants, convertible securities, calls, rights, preemptive rights, agreements, arrangements or other Commitments of any character obligating Buyer or its Subsidiaries (A) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or its Subsidiaries or any securities or obligations convertible into or exchangeable for such shares, or (B) to grant, extend or enter into any such option, warrant, convertible security, call, right, preemptive right, agreement, arrangement or other Commitments, (ii) no options, warrants, rights (including conversion or preemptive rights), or other Commitments exist with respect to the Equity Interests of Buyer or its Subsidiaries, except as may be contained in this Agreement, (iii) there are no Contracts with respect to (or which affects) the voting, giving of written Consents with respect to the voting, transfer, conversion, issuance, or registration, of the Equity Interests of Buyer or its Subsidiaries, and (iv) there are no outstanding obligations of Buyer or its Subsidiaries to redeem, repurchase, or otherwise acquire any of its Equity Interests. No stock plan, stock purchase, stock option or other agreement or understanding between Buyer or its Subsidiaries and any holder of any Equity Interests of Buyer or its Subsidiaries, or rights exercisable or convertible therefor, provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, including adjustments to or resets of the exercise price of any outstanding security of Buyer or its Subsidiaries, as the result of the consummation of the Contemplated Transactions.
          (h) Financial Statements. The financial statements of Buyer and its Subsidiaries included in each SEC Filing (collectively, the “Delek Financial Statements”): (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position and results of operations of Buyer and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments), and (iii) are consistent with the books and records of Buyer and its Subsidiaries.
          (i) SEC Filings and Exchange Listing Compliance. Each SEC Filing, when filed by Buyer with the SEC, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC thereunder applicable to the SEC Filings. None of the SEC Filings (including any Delek Financial Statements or schedules included or incorporated by reference therein) contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Buyer filed in a timely manner all documents that Buyer was required to file under the Exchange Act during the twelve (12) months preceding the date of this Agreement. If the Delek Shares were issued and outstanding on the date hereof, Buyer would meet the registrant requirements and paragraph 3 of the transaction requirements of Form S-3 under the Securities Act to register the resale of the Delek Shares in a secondary offering. As of the date hereof, Buyer is in compliance in all material respects with the listing requirements of the New York Stock Exchange and Buyer has not received written notice from the New York Stock Exchange regarding any failure to so comply.
Stock Purchase Agreement

          (j) Securities Matters.
               (i) The Lion Shares, when acquired by Buyer at the Closing, will be acquired for Buyer’s own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, or applicable state securities Laws.
               (ii) Buyer understands that (A) the Lion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (B) Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth herein. Buyer understands that the resale of the Lion Shares may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.
               (iii) Buyer is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is able to bear the economic risk of the acquisition of the Lion Shares pursuant to the terms of this Agreement, including a complete loss of Buyer’s investment in the Lion Shares.
               (iv) Buyer can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Lion Shares. Buyer has not been organized for the purpose of acquiring the Lion Shares.
          (k) For purposes of state “blue sky” Laws, Buyer represents and warrants that Buyer is located in the State of Tennessee and that the decision by Buyer to acquire the Lion Shares shall be deemed to occur solely in the State of Tennessee.
          (l) No Material Adverse Change. Except as set forth on Schedule 3.2(l) or as identified and described in the SEC Filings, since December 31, 2006, there has not been:
               (i) any change in the consolidated assets, Liabilities, financial condition or operating results of Buyer or its Subsidiaries from that reflected in audited Delek Financial Statements for the year ended December 31, 2006, except for changes in the Ordinary Course of Business or changes which would not have a Material Adverse Effect;
               (ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any shares of capital stock of Buyer, or any redemption or repurchase of any securities of Buyer;
               (iii) any pending, or to the Knowledge of Buyer, threatened Claim or Proceeding, including Claims or Proceedings relating to any Tax or Tax Return, Environmental Law, or any noncompliance with any applicable Law or Permit, which would reasonably be expected to have a Material Adverse Effect;
               (iv) any material transaction entered into by Buyer or its Subsidiaries other than in the Ordinary Course of Business (other than as contemplated by this Agreement);
               (v) any amendment to the Organizational Documents of Buyer;
Stock Purchase Agreement

               (vi) any change to any material Contract by which Buyer or its Subsidiaries is bound or to which any of their respective assets or properties is subject which would reasonably be expected to have a Material Adverse Effect but excluding changes made in the Ordinary Course of Business; or
               (vii) any event outside the Ordinary Course of Business that has had or would reasonably be expected to have a Material Adverse Effect; provided, that for purposes hereof, any renegotiations and resets of vendor or customer Contracts for which Buyer is not required to make an SEC Filing shall be deemed to be within the Ordinary Course of Business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING LION OIL
     Seller represents and warrants to Buyer that the statements contained in this Article IV are, to Seller’s Knowledge, correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV (except to the extent that any such representation or warranty speaks to an earlier date):
     4.1 Organization, Qualification, Company Power. Lion Oil is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas. Lion Oil is duly authorized and qualified to conduct business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification is required. Lion Oil has full corporate power and authority to carry on the Businesses in which it is engaged as presently conducted and to own, lease, and operate the properties owned and used by it. Neither Lion Oil nor any of its Subsidiaries is in Breach of any provisions of their respective Organizational Documents and there are no pending or threatened Proceedings for the dissolution, liquidation, insolvency, or rehabilitation of Lion Oil or its Subsidiaries.
     4.2 Lion Oil Capitalization. The authorized capital stock of Lion Oil consists solely of 12,000,000 shares of common stock, par value $0.10 per share (the “Lion Common Stock”). Prior to the date hereof, Seller has provided to Buyer a true and correct list of the shareholders of Lion Oil and the amount of issued and outstanding shares of Lion Common Stock owned of record by each such shareholder. All shares of Lion Common Stock that are issued and outstanding, including the Lion Shares, have been validly issued, fully paid, and are non-assessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom. As of the date hereof and as of the Closing Date: (i) there are no outstanding options, warrants, convertible securities, calls, rights, preemptive rights, agreements, arrangements or other Commitments of any character (other than the Ergon Management Agreement) obligating Lion Oil or its Subsidiaries (A) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the capital of Lion Oil or its Subsidiaries or any securities or obligations convertible into or exchangeable for such shares or (B) to grant, extend or enter into any such option, warrant, convertible security, call, right, preemptive right, agreement, arrangement or other Commitments, (ii) no options, warrants, rights (including conversion or preemptive rights), or other Commitments exist with respect to the Equity Interests of Lion Oil or its Subsidiaries, except as may be contained in this Agreement, (iii) there are no Contracts with respect to (or which affects) the voting, giving of written consents with respect to the voting, transfer, conversion, issuance, or registration, of the Equity Interests of Lion Oil or its Subsidiaries, and (iv) there are no outstanding obligations of Lion Oil or its Subsidiaries to redeem, repurchase, or otherwise acquire any of their Equity Interests. No stock plan, stock purchase, stock option or other agreement or understanding between Lion Oil or its Subsidiaries and any holder of any Equity Interests of Lion Oil or its Subsidiaries, or rights exercisable or convertible therefor, provides
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for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the consummation of the Contemplated Transactions.
     4.3 Noncontravention. Neither the execution or delivery of this Agreement or any other documents contemplated hereby, nor the performance of the Parties obligations hereunder or thereunder, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the Organizational Documents of Lion Oil or its Subsidiaries or any Permit, Law, Order, or other restriction of any Governmental Authority to which Lion Oil or its Subsidiaries or their assets are subject or bound, (ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Lion Oil or its Subsidiaries is a party or by which Lion Oil or its Subsidiaries or their assets are subject or bound, or (iii) require Lion Oil or its Subsidiaries to give any notice to, make any filing with, or obtain any Consent of any third party or Governmental Authority, except (A) applicable notices, filings, Consents, as may be required under the HSR Act (including any Consents of the FTC and DOJ), (B) any filings with the SEC required to be made, and (C) such Consents as are required under the Organizational Documents of Lion Oil in connection with the consummation of the Contemplated Transactions, if any, all of which have been obtained as of the date hereof, including the waiver or termination of any rights of first refusal in respect of the Contemplated Transactions, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.
     4.4 Lion Oil Directors. Prior to the date hereof, Seller has provided to Buyer a true and complete list of the members of the Board of Directors of Lion Oil.
     4.5 Financial Statements.
          (a) Prior to the date hereof, Seller has provided to Buyer true and complete copies of the following financial statements (collectively, the “Lion Financial Statements”):
               (i) The audited consolidated balance sheet and statements of income and cash flow of Lion Oil and its Subsidiaries as of and for the fiscal years ended April 30, 2006, 2005, and 2004; and
               (ii) The unaudited consolidating balance sheet and statements of income and consolidated cash flows of Lion Oil and its Subsidiaries as of March 31, 2007 and the eleven (11) month period then ended (such date, the “Balance Sheet Date”).
          (b) The Lion Financial Statements: (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position and results of operations of Lion Oil and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments), and (iii) are consistent with the books and records of Lion Oil and its Subsidiaries.
     4.6 Subsequent Events. Since the Balance Sheet Date, (i) there has been no Material Adverse Effect or any changes, events, occurrences, or circumstances that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Lion Oil and its Subsidiaries taken as a whole, and (ii) Lion Oil and its Subsidiaries have conducted their business only in, and have not engaged in any transaction other than in accordance with, the Ordinary Course of Business.
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     4.7 Legal Compliance. Lion Oil and its Subsidiaries have complied in all material respects with all applicable Laws, and no Proceeding is pending or threatened against Lion Oil or its Subsidiaries that (i) would reasonably be expected to have a Material Adverse Effect, or (ii) challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. Neither Lion Oil nor its Subsidiaries have received any notice of or been charged with any material violation of any Laws. Neither Lion Oil nor its Subsidiaries are under investigation with respect to any material violation of any Laws and there are no facts or circumstances which could form the basis for any such material violation.
     4.8 Capital Budget. Prior to the date hereof, Seller has provided to Buyer true and complete copies of the five (5) year capital budget of Lion Oil and its Subsidiaries from May 1, 2007 through April 30, 2012 as prepared by the management of Lion Oil and presented to the Board of Directors of Lion Oil.
     4.9 Litigation. There are no Proceedings pending or threatened against Lion Oil or its Subsidiaries by or before any Governmental Authority that (a) relate to the Equity Interests or business of Lion Oil or its Subsidiaries except for Proceedings that would not reasonably be expected to have a Material Adverse Effect, or (b) would reasonably be expected to prohibit the consummation of the Contemplated Transactions, nor is there any reasonable basis for any such Proceeding. Neither Lion Oil nor its Subsidiaries are subject to any outstanding Order that would reasonably be expected to prohibit the consummation of the Contemplated Transactions or any settlement agreement or stipulation under which obligations of Lion Oil or its Subsidiaries remain outstanding.
     4.10 Environmental Matters.
          (a) Lion Oil and its Subsidiaries are in compliance with all applicable federal, state, and local Laws (including common law) relating to the protection of the environment as in effect and interpreted on or before the date of this Agreement, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the “Environmental Laws” and each individually an “Environmental Law”), except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.
          (b) Lion Oil and its Subsidiaries have obtained all Permits, licenses, franchises, authorities, and Consents, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating their respective assets and businesses as presently conducted, and all such Permits, licenses, franchises, authorities, Consents, and filings remain in full force and effect, except for such matters that would not reasonably be expected to have a Material Adverse Effect.
          (c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no pending or threatened Claims or Proceedings against Lion Oil or its Subsidiaries, and (ii) neither Lion Oil nor its Subsidiaries is subject to any outstanding Order under any Environmental Laws.
          (d) None of the real property presently or formerly owned or operated by Lion Oil or its Subsidiaries is listed on the National Priorities List or any similar state list of sites requiring remedial action.
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          (e) Seller has not received and neither Lion Oil nor its Subsidiaries have received, any written notice that Lion Oil or its Subsidiaries have or may be a potentially responsible party under CERCLA or any analogous state Law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.
Seller makes no representation or warranty relating to any Environmental Law except as expressly set forth in this Section 4.10.
     4.11 Permits. (i) Lion Oil and its Subsidiaries own or hold all Permits that are necessary or required for the conduct of the business and operations of Lion Oil and its Subsidiaries as presently conducted and each such Permit is in full force and effect, (ii) Lion Oil and its Subsidiaries are in material compliance with all of their obligations with respect to each such Permit, have not received any notice of or been charged with a material violation of any such Permit and are not under investigation with respect to a material violation of any such Permit, and there are no facts or circumstances which could form the basis for any such violation, (iii) No event has occurred that forms the basis for, or upon the giving of notice or the lapse of time or otherwise would form the basis for, revocation or termination of any such Permit, and (iv) None of such Permits will be impaired or in any way affected by the consummation of the Contemplated Transactions.
     4.12 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller with respect to Lion Oil or its Subsidiaries.
ARTICLE V
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier to occur of the Closing or the Termination Date:
     5.1 Satisfaction of Conditions Precedent. Each Party will use all Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise in order to consummate and make effective the Contemplated Transactions and comply with all of the terms of this Agreement, including the satisfaction of the conditions precedent set forth in Article VII.
     5.2 Notices and Consents.
          (a) As promptly as practicable following the date hereof, the Parties will give any notices to, make any filings with, and use all Commercially Reasonable Efforts to obtain any Consents of third parties and Governmental Authorities necessary or advisable in connection with the consummation of the Contemplated Transactions. Subject to any applicable Law, the Parties shall cooperate with each other in exchanging information and assistance in connection with obtaining any Consents of third parties and Governmental Authorities, provided, that Buyer shall not be required to Dispose of any assets or be required to refrain from doing business in particular jurisdictions if required by any Governmental Authority as a condition to the granting of any authorization necessary for the consummation of the Contemplated Transactions or as may be required to avoid, lift, vacate, or reverse any legislative, administrative, or judicial action that would otherwise cause any closing condition not to be satisfied.
          (b) Buyer and Seller shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (ii) any Governmental Authority in connection with the Contemplated Transactions, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims or Proceedings against, relating to, or
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involving or otherwise affecting Buyer or Seller that relate to the consummation of the Contemplated Transactions, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other Party to consummate the Contemplated Transactions not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (C) delay or impede the ability of Buyer or Seller, respectively, to consummate the Contemplated Transactions or to fulfill their respective obligations set forth herein.
          (c) Buyer and Seller each agree to cooperate and to use all Commercially Reasonable Efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Contemplated Transactions, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action.
     5.3 HSR Act. Without limiting the generality of Section 5.2, each Party shall cooperate fully with the other Party (a) to cause to be filed as promptly as practicable, but no later than ten (10) Business Days following the date hereof, with the FTC and the DOJ the notification and report forms to the extent required under the HSR Act in connection with the Contemplated Transactions, (b) to seek early termination of the applicable waiting period thereunder, and (c) to file or provide, as promptly as practicable, any supplemental information that may be reasonably requested by the FTC or DOJ in connection with such filings or make any further filings pursuant thereto that may be necessary. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. To the extent both Parties are required to make filings, the Parties shall coordinate their respective initial filings so that such filings are made simultaneously. Each Party shall keep the other Party fully advised with respect to any requests from or communications with the FTC or DOJ and shall consult with the other Party with respect to all filings and responses thereto. Buyer shall pay all HSR filing fees but Seller shall reimburse Buyer for fifty percent (50%) of such HSR filing fees to be payable at the Closing.
     5.4 Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend the Schedules applicable to that Party with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For the purposes of determining whether the conditions set forth in Article VII hereof have been fulfilled, the Schedules shall be deemed to include only such information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Schedules.
     5.5 Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement which causes or reasonably could be expected to (a) cause any of the representations and warranties in Section 3.1 or Article IV to be inaccurate as of the date of this Agreement or the Closing Date, (b) cause any failure on the part of Seller to comply with or satisfy any covenant, condition or agreement to be satisfied, (c) result in the institution of or threat of institution of any Proceeding against Seller or, to Seller’s Knowledge, Lion Oil or its Subsidiaries, or (d) to Seller’s Knowledge, cause or result in a Material Adverse Effect on Lion Oil and its Subsidiaries taken as a whole. Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement which causes or reasonably could be expected to (i) cause any of the representations and warranties in Section 3.2 to be inaccurate as of the date of this Agreement or the Closing Date, (ii) cause any failure on its part to comply with or satisfy any covenant, condition or agreement to be satisfied, or (iii) result in the institution of or threat of institution of any Proceeding against Buyer.
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     5.6 Additional Lion Shares. Seller shall contact the shareholders of Lion Oil set forth on Schedule 5.6 to inquire whether such shareholders would be willing to sell to Buyer, on or before the Closing, such number of additional shares of capital stock of Lion Oil that, when combined with the purchase of the Lion Shares, represent, to Seller’s Knowledge, at least twenty five percent (25%) of the issued and outstanding shares of Lion Common Stock.
     5.7 Additional Lion Information. Seller will promptly provide to Buyer copies of all written reports, correspondence, and any other information or communication received by Seller (including information received by Randall J. Larson and Javed Ahmed) from or on behalf of Lion Oil or its Subsidiaries including the audited consolidated balance sheet and statements of income and cash flow of Lion Oil and its Subsidiaries as of and for the fiscal year ended April 30, 2007; provided, that Seller is not prohibited from disclosing such information by any legal, Contractual (to the extent existing as of the date hereof), or fiduciary obligation.
ARTICLE VI
POST-CLOSING COVENANTS
     The Parties agree as follows with respect to the period following the Closing Date:
     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments, notices, and documents) not inconsistent with this Agreement as the other Party reasonably may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII).
     6.2 Litigation Support. So long as either Party actively is contesting or defending against any Proceeding in connection with (a) the Contemplated Transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction attributable to the period prior to the Closing Date involving Lion Oil, the other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII).
     6.3 Delivery and Retention of Records. Within sixty (60) days after the Closing Date upon Buyer’s request, Seller will deliver, or cause to be delivered, to Buyer all originals (or to the extent not available, copies) of Contracts, documents, books, files, records, information, and data (including all Tax Returns and related workpapers and electronic data to the extent transferable) relating exclusively to Lion Oil that are in the possession or control of Seller or its Affiliates (the “Records”). Seller shall be entitled to make and retain copies of Records at Seller’s expense.
     6.4 Transfer Restrictions on Delek Shares. Notwithstanding any provision of this Agreement or the Registration Rights Agreement to the contrary, except for Permitted Transfers and a Disposition the Delek Shares pursuant to the Seller Credit Facility, Seller shall not Dispose of all or any portion of or interest in the Delek Shares prior to the first (1st) anniversary of the Closing Date without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. Any attempted Disposition of all or any portion of or interest in the Delek Shares in Breach of the preceding sentence shall be, and is hereby declared, null and void ab initio. Notwithstanding the foregoing, Seller may transfer all or any part of the Delek Shares (which transfer shall not release or discharge Seller from any of its Liabilities) if such transfer is (i) to a Subsidiary of Seller provided Seller retains its ownership interest in such Subsidiary, (ii) to an Affiliate of Seller (other than a Subsidiary of Seller) provided such
Stock Purchase Agreement

transfer shall NOT be with the intent of or as part of a transaction or a series of related transactions to transfer, assign, merge or exchange such Affiliate to or with a Person that is not an Affiliate of Seller or (iii) to a transferee or assignee in conjunction with a transfer or assignment of all or substantially all of Seller’s assets to such transferee or assignee, provided all such transfers or assignments shall be in accordance with applicable federal and state securities Laws (each a “Permitted Transfer” and each such transferee or assignee a “Permitted Transferee”). Each Permitted Transferee shall execute and deliver such documents and instruments reasonably requested by Buyer to evidence the assignment and assumption of all of Seller’s Liabilities pursuant to this Agreement (including the continuing obligations of this Section 6.4) and all other Contracts executed and delivered by Seller pursuant to this Agreement.
     6.5 Short Sales. Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the effective date of a registration statement covering the resale of the Delek Shares or (iii) the date such registration statement was required to have been declared effective following the request of the holders of the registration rights in accordance with the terms of the Registration Rights Agreement, neither Seller nor MSCG shall engage, directly or indirectly, in any Short Sales involving Buyer’s securities.
     6.6 Securities Listing. Until the earlier of (i) the third (3rd) anniversary of the Closing Date, (ii) such time as Seller owns less than twenty-five percent (25%) of the aggregate number of Delek Shares issued to Seller pursuant to this Agreement (after giving effect to any stock splits, recapitalizations, reorganizations or similar events), or (iii) such time as Seller or any Permitted Transferee Disposes of all or any portion of or interest in the Delek Shares in breach of Section 6.4, Buyer shall use all Commercially Reasonable Efforts to maintain the listing or authorization for quotation of the Delek Common Stock on the New York Stock Exchange or another national securities exchange. The obligation of the preceding sentence shall automatically terminate in the event a majority of the issued and outstanding Delek Common Stock are Disposed of in a single transaction or a series of related transactions.
     6.7 Taxes. Seller shall be responsible for all income Taxes that relate to or arise from Seller’s sale of the Lion Shares.
     6.8 Additional Payments to Seller.
          (a) Sale of Lion Shares.
               (i) In the event that, on or prior to the third (3rd) anniversary of the Closing Date, Buyer Disposes of all or any portion of the Lion Shares through one or more Direct Sales, then Buyer shall pay to Seller an amount (the “Resale Fee”) equal to the difference between the Buyer Net Proceeds (computed on a per share basis) actually received by Buyer with respect to any such Direct Sale and the purchase price per share received by Seller for the Lion Shares at Closing pursuant to this Agreement ($48.72) (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to the Lion Common Stock); provided, however, that in no event shall the aggregate Resale Fee paid by Buyer to Seller pursuant to this Section 6.8(a)(i) for all such Direct Sales exceed Twenty-One Million Five Hundred Thousand Dollars ($21,500,000). For the avoidance of doubt, the provisions of this Section 6.8(a)(i) shall include and be effective with respect to the Disposition by Buyer of any other Equity Interests of Lion Oil or any Commitments related to Equity Interests of Lion Oil, up to a total of 1,560,000 shares of Lion Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to the Lion Common Stock).
               (ii) If any consideration received by Buyer upon a Direct Sale of the Lion Shares is other than cash, the value of such non-cash consideration shall be deemed to be its fair market value determined as follows:
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          (A) Securities not subject to restrictions on free marketability will be valued as follows: (1) if traded on a securities exchange or through the Nasdaq Market, the value will be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending on the business day immediately prior to the date of the Direct Sale; (2) if actively traded over-the-counter, the value will be deemed to be the average of the closing sale price, or, if there is no sale on a particular date, the closing bid price, over the thirty (30) day period ending on the business day immediately prior to date of the Direct Sale; and (3) if there is no active public market, the value will be the fair market value thereof, as mutually determined by Buyer and Seller;
          (B) Securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will be valued in such a manner as to make an appropriate discount from the market value determined pursuant to Section 6.8(a)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by Buyer and Seller;
          (C) Any other asset will be valued at its fair market value as mutually determined by Buyer and Seller;
          (D) In the event Buyer and Seller do not mutually agree upon the fair market value of any consideration as contemplated above, such fair market value shall be determined pursuant to the arbitration provisions of Section 10.9.
          (b) Acquisition of Lion Oil. In the event that, on or prior to the third (3rd) anniversary of the Closing Date, Buyer or its Affiliates acquire, through one or more transactions, a majority of the then outstanding Equity Interests of Lion Oil (computed on a fully diluted basis and after assuming exercise by Ergon, Inc. of its right to acquire additional capital stock of Lion Oil upon termination of the Ergon Management Agreement), then Buyer shall pay to Seller an amount (the “Lion Acquisition Fee”) equal to Fifteen Million Dollars ($15,000,000), without regard to the purchase price paid by Buyer or its Affiliates for such additional Equity Interests of Lion Oil.
          (c) Payment Credits. Notwithstanding the provisions of Section 6.8(a)(i) and Section 6.8(b) above,
               (i) to the extent Buyer pays to Seller all or any portion of the Resale Fee, then such payment(s) shall be credited against and shall reduce on a dollar-for-dollar basis Buyer’s obligation to pay the Lion Acquisition Fee; and
               (ii) in the event Buyer pays to Seller the Lion Acquisition Fee, then Buyer shall have no further obligation to Seller for the Resale Fee pursuant to Section 6.8(a)(i).
          (d) Payment Treatment. Any payment by Buyer to Seller pursuant to this Section 6.8 shall be treated as an addition to the Purchase Price for Tax purposes.
     6.9 Fuel Option.
          (a) Seller shall have a one-time right (the “Fuel Option”) to match the terms of any written proposal(s) (the “Fuel Supplier Proposal(s)”) received by Buyer prior to March 1, 2008 from bona fide third Persons for the supply of unbranded gasoline and diesel fuel to Buyer for the markets set forth in Schedule 6.9(a) (individually, a “Fuel Market” and collectively, the “Fuel Markets”) that Buyer is otherwise willing to accept.
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          (b) No later than March 1, 2008, Buyer shall provide to Seller, in writing, a notice (the “Fuel Proposal Notice”) that sets forth the material terms (the “Fuel Proposal Terms”), segregated by each Fuel Market, of those Fuel Supplier Proposals that Buyer is otherwise willing to accept (including price, quantity, length of term and any other material terms, but excluding the identity of the bona fide third Person fuel suppliers). The Fuel Proposal Notice shall indicate the extent to which the Fuel Supplier Proposals require Buyer to accept such terms for multiple Fuel Markets as opposed to Buyer being able to accept the Fuel Supplier Proposal(s) on a Fuel Market by Fuel Market basis.
          (c) Upon receipt by Seller of the Fuel Proposal Notice, Seller shall have thirty (30) days from the date of receipt thereof (the “Submission Date”) to present to Buyer, in writing, the terms, segregated by each Fuel Market and including price, quantity, length of term and any other material terms, upon which Seller is willing to supply unbranded gasoline and diesel fuel to Buyer for each of the Fuel Markets (the “Seller’s Fuel Supply Proposal”). Notwithstanding the preceding, Buyer shall have the right to supplement the Fuel Proposal Terms in the event Buyer receives additional or supplemented Fuel Supplier Proposals for any of the Fuel Markets on or after March 1, 2008, but prior to the Submission Date and, in such event, the Submission Date shall be extended by fourteen (14) days from the original date thereof.
          (d) In the event the Seller’s Fuel Supply Proposal for any Fuel Market contains terms which, in the aggregate, when applied to such Fuel Market (except for Aggregated Fuel Markets as provided below), are no less favorable to Buyer than the corresponding Fuel Proposal Terms for such Fuel Market, as determined by Buyer in its sole discretion reasonably exercised, then Buyer shall notify Seller in writing of such fact for such Fuel Market (a “Fuel Supply Acceptance Notice”).
          (e) Notwithstanding the provisions of Section 6.9(d) to the contrary, the Seller’s Fuel Supply Proposal shall be aggregated by Fuel Markets to the same extent as the Fuel Proposal Terms are aggregated by Fuel Markets. For the avoidance of doubt, to the extent the Fuel Proposal Terms require Buyer to accept such terms for multiple Fuel Markets (collectively, the “Aggregated Fuel Markets”), as opposed to Buyer being able to accept the Fuel Supplier Proposals on a Fuel Market by Fuel Market basis, then the Seller’s Fuel Supply Proposal shall not be made on a Fuel Market by Fuel Market basis, but shall be made on an aggregated basis for such Aggregated Fuel Markets. In the event the Seller’s Fuel Supply Proposal for Aggregated Fuel Markets contains terms which, in the aggregate, when applied to such Aggregated Fuel Markets, are no less favorable to Buyer than the corresponding Fuel Proposal Terms for such Aggregated Fuel Markets, as determined by Buyer in its sole discretion reasonably exercised, then Buyer shall provide Seller with a Fuel Supply Acceptance Notice for such Aggregated Fuel Markets.
          (f) In the event either (i) Seller fails to submit to Buyer a Seller’s Fuel Supply Proposal on or before the Submission Date (as extended, if applicable) or (ii) the Seller’s Fuel Supply Proposal contains terms which are, in the aggregate, for each respective Fuel Market (unless required to be aggregated by Aggregated Fuel Markets as provided above), less favorable to Buyer than those provided in the Fuel Supplier Proposals, as determined by Buyer in its sole discretion reasonably exercised, then the Parties shall have no further liability, right or obligation to one another with respect to the Fuel Option granted hereunder, which shall be deemed null and void.
          (g) For a period of thirty (30) days following Seller’s receipt of the Fuel Supply Acceptance Notice, the Parties shall enter into good faith negotiations to negotiate and enter into a definitive fuel supply agreement pursuant to which Seller would supply unbranded gasoline and diesel fuel for the Fuel Markets pursuant to the Seller’s Fuel Supply Proposal. In the event the Parties are unable to agree upon the terms of a definitive agreement with respect to the Seller’s Fuel Supply Proposal within such time period, unless extended by mutual written agreement, the Parties shall have no further
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liability, right or obligation to one another with respect to the Fuel Option granted hereunder, which shall be deemed null and void.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the Contemplated Transactions and to take any other action required to be taken by Buyer at the Closing and thereafter is subject to satisfaction, at or prior to the Closing, of each of the following conditions precedent (any of which may be waived by Buyer in whole or in part by executing a writing so stating at or before the Closing):
          (a) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Section 3.1 and Article IV shall have been accurate and complete in all material respects (except with respect to any representation or warranty qualified by the word “material” or words of similar import, in which case such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any representation or warranty qualified by the word “material” or words of similar import, in which case such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date);
          (b) Compliance with Covenants. Seller shall have performed and complied with all of its covenants required by this Agreement to be performed or complied with at or prior to the Closing in all material respects;
          (c) No Material Adverse Change. Since the date of this Agreement, there must have been no event, series of events, or the lack of occurrence thereof which has had or could reasonably be expected to have a Material Adverse Effect on Lion Oil and its Subsidiaries taken as a whole.
          (d) No Adverse Proceeding. There shall not be any Claim, Proceeding or Order pending against Seller, Lion Oil or its Subsidiaries (excluding such by or at the direction of Buyer or its Affiliates) by or before any Governmental Authority, arbitrator, or mediator which seeks to challenge, restrain, prohibit, invalidate, interfere with, or collect damages arising out of, the Contemplated Transactions.
          (e) HSR Act. All necessary filings and notifications under the HSR Act shall have been made, including any required additional or supplemental information or documents, and any applicable waiting period under the HSR Act shall have expired or been terminated;
          (f) Consents. Seller shall have obtained all of the Consents and any Encumbrance releases or waivers necessary for Seller to consummate the Contemplated Transactions, all of such Consents, waivers and releases being in form and substance reasonably satisfactory to Buyer and in full force and effect;
          (g) Closing Deliveries. Seller shall have, or shall have caused, the documents and instruments described in Section 2.4 to be delivered to Buyer at or prior to the Closing; and
          (h) Purchase of Additional Lion Shares. Buyer shall have purchased prior to or simultaneously with the Closing from the shareholders of Lion Oil set forth on Schedule 5.6 such number of additional shares of capital stock of Lion Oil that, when combined with the purchase of the Lion
Stock Purchase Agreement

Shares, represent, to Seller’s Knowledge (after appropriate inquiry of Lion Oil), at least twenty-five percent (25%) of the issued and outstanding shares of capital stock of Lion Oil. Such additional shares shall be purchased on terms and conditions mutually agreeable to Buyer and such shareholders.
     7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the Contemplated Transactions and to take any other action required to be taken by Seller at the Closing and thereafter is subject to satisfaction, at or prior to the Closing, of each of the following conditions precedent (any of which may be waived by Seller in whole or in part by executing a writing so stating at or before the Closing):
          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Section 3.2 shall have been accurate and complete in all material respects (except with respect to any representation or warranty qualified by the word “material” or words of similar import, in which case such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any representation or warranty qualified by the word “material” or words of similar import, in which case such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date);
          (b) Compliance with Covenants. Buyer shall have performed and complied with all of its covenants required by this Agreement to be performed or complied with at or prior to the Closing in all material respects;
          (c) No Adverse Proceeding. There shall not be any Claim, Proceeding or Order pending against Buyer, Lion Oil or its Subsidiaries (excluding such by or at the direction of Seller or its Affiliates) by or before any Governmental Authority, arbitrator, or mediator which seeks to challenge, restrain, prohibit, invalidate, interfere with, or collect damages arising out of, the Contemplated Transactions;
          (d) HSR Act. All necessary filings and notifications under the HSR Act shall have been made, including any required additional or supplemental information or documents, and any applicable waiting period under the HSR Act shall have expired or been terminated; and
          (e) Closing Deliveries. Buyer shall have, or shall have caused, the documents and instruments described in Section 2.5 to be delivered to Seller at or prior to the Closing.
ARTICLE VIII
REMEDIES FOR BREACHES OF AGREEMENT
     8.1 Survival of Representations, Warranties and Certain Covenants.
          (a) Each of the representations and warranties of Seller contained in this Agreement (and any related Claims arising from a breach by Seller of Section 5.5) will survive the Closing and continue in full force and effect until the second (2nd) anniversary of the Closing Date; provided, however,
               (i) the representations and warranties set forth in Section 3.1(d) (Broker Fees), Sections 3.1(e) and 4.9 (Litigation), and Section 4.2 (Lion Capitalization) shall survive the Closing until the fourth (4th) anniversary of the Closing Date; and
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               (ii) the representations and warranties set forth in Section 3.1(a) (Organization of Seller), Section 3.1(b) (Authorization of Transaction), and Section 3.1(f) (Ownership of Lion Shares) shall survive the Closing indefinitely.
          (b) The covenants of both Parties contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.
          (c) Each of the representations and warranties of Buyer contained in this Agreement (and any related Claims arising from a breach by Buyer of Section 5.5) will survive the Closing and continue in full force and effect until the second (2nd) anniversary of the Closing Date; provided, however,
               (i) the representations and warranties set forth in Sections 3.2(d) (Broker Fees), Sections 3.2(e) (Litigation), and Section 3.2(g) (Delek Capitalization) shall survive the Closing until the fourth (4th) anniversary of the Closing Date; and
               (ii) the representations and warranties set forth in Sections 3.2(a) (Organization), and Section 3.2(b) (Authorization of Transaction) shall survive the Closing indefinitely.
          (d) The obligations under Sections 8.2 and 8.3 shall not terminate at the end of the applicable survival period with respect to any Claims for indemnifiable losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party before the termination of the applicable survival period.
     8.2 Indemnification Provisions for the Benefit of Buyer. After the Closing, Seller will indemnify, defend, and hold the Buyer Indemnitees harmless from and will reimburse the Buyer Indemnitees for any and all Adverse Consequences, directly or indirectly, to the extent resulting from, relating to, arising out of, or attributable to any one of the following:
               (i) any Breach of any representation or warranty made by Seller in this Agreement; and
               (ii) any Breach of any covenant or obligation of Seller in this Agreement.
     8.3 Indemnification Provisions for the Benefit of Seller. After the Closing, Buyer will indemnify, defend, and hold the Seller Indemnitees harmless from and will reimburse the Seller Indemnitees for any and all Adverse Consequences, directly or indirectly, to the extent resulting from, relating to, arising out of, or attributable to any one of the following
               (i) any Breach of any representation or warranty made by Buyer in this Agreement; and
               (ii) any Breach of any covenant or obligation of Buyer in this Agreement.
     8.4 Limitations and Provisions of Indemnification. The following limitations and provisions shall apply with regard to the indemnification obligations set forth in Sections 8.2(i) and 8.3(i):
          (a) Seller’s Liability under this Agreement to indemnify pursuant to Section 8.2(i) shall not exceed an amount equal to the sum of Thirty Million Dollars ($30,000,000) plus an amount equal to the Fair Market Value of the Delek Shares computed as of the date of determination of the Adverse Consequences for which a Claim is made; provided, however, such limitation on Seller’s indemnification Liability shall not apply to Adverse Consequences resulting from (i) any breach of the
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representations and warranties contained in Sections 3.1(a), 3.1(b), and 3.1(f) or (ii) fraud or willful misconduct by Seller in the negotiation or execution of this Agreement.
          (b) Buyer’s Liability under this Agreement to indemnify pursuant to Sections 8.3(i) shall not exceed an aggregate amount equal to Forty Six Million Dollars ($46,000,000); provided, however, such limitation on Buyer’s indemnification Liability shall not apply to Adverse Consequences resulting from (i) any breach of the representations and warranties contained in Sections 3.2(a), 3.2(b), and 3.2(f), or (ii) fraud or willful misconduct by Buyer in the negotiation or execution of this Agreement.
          (c) The Parties will have no Liability to indemnify pursuant to Sections 8.2(i), and 8.3(i) as the case may be unless and until the aggregate Adverse Consequences for which the Seller Indemnitees or the Buyer Indemnitees, as applicable, are entitled to recover under this Agreement exceeds an amount equal to One Million Dollars ($1,000,000) (the “Threshold Amount”); provided, however, once such amount exceeds the Threshold Amount, the Seller Indemnitees or the Buyer Indemnitees, as applicable, will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount. In addition, in calculating the Threshold Amount or the Adverse Consequences under this Agreement, all Adverse Consequences which individually total less than One Hundred Thousand Dollars ($100,000) shall be excluded in their entirety and the Indemnifying Party shall have no Liability hereunder to the Indemnified Party for such Adverse Consequences until the total of such individual Adverse Consequences exceeds One Hundred Thousand Dollars ($100,000) in the aggregate, after which all such sums in excess of One Hundred Thousand Dollars ($100,000) shall be counted toward the Threshold Amount; also provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated. The preceding provisions of this Section 8.4(c), shall not apply to Adverse Consequences resulting from (i) any breach by Seller of the representations and warranties contained in Sections 3.1(a), 3.1(b), and 3.1(f), (ii) any breach by Buyer of the representations and warranties contained in Sections 3.2(a), 3.2(b), and 3.2(f), or (iii) fraud or willful misconduct by Seller or Buyer, as applicable, in the negotiation or execution of this Agreement.
          (d) No Claim may be asserted or commenced against Seller pursuant to Section 8.2(i) with regard to Breaches of representations and warranties of Seller unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 8.1(a); provided, however, that no such Claim may be asserted or commenced by Buyer against Seller to the extent arising out of or related to a Breach of any representation or warranty of Seller and of which Buyer had Knowledge (without additional inquiry) on or prior to the Closing Date.
          (e) No Claim may be asserted or commenced against Buyer pursuant to Section 8.3(i) with regard to Breaches of representations and warranties of Buyer unless written notice of such Claim is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 8.1(c); provided, however, that no such Claim may be asserted or commenced by Seller against Buyer to the extent arising out of or related to a Breach of any representation or warranty of Buyer and of which Seller had Knowledge (without additional inquiry) on or prior to the Closing Date.
          (f) In the event Buyer successfully asserts a Claim against Seller pursuant to Section 8.2(i), the first $30 million of Adverse Consequences shall be payable by Seller in cash; thereafter additional Adverse Consequences shall be satisfied by Seller in cash up to an amount equal to the Seller
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Net Proceeds of any prior sales of Delek Shares by Seller, and any remaining Adverse Consequences shall be satisfied by Seller via the return of Delek Shares not Disposed of by Seller.
     8.5 Matters Involving Third Parties.
          (a) If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a right to claim for indemnification against (i) Seller under Section 8.2 or (ii) Buyer under Section 8.3 (each of (i) and (ii), the “Indemnifying Party”), then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.
          (b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party shall provide reasonable assistance to and cooperation with the Indemnifying Party in connection with any Third Party Claim. Notwithstanding the foregoing, if the interests of the Indemnified Party, whether or not the Indemnified Party is a named party in such Third Party Claim, and the interests of the Indemnifying Party are or could reasonably be expected by the Indemnified Party to be adverse, the Indemnified Party may assume and thereafter conduct its own defense and the Indemnifying Party shall reimburse the Indemnified Party on a current basis for its Adverse Consequences incurred in the defense thereof.
          (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.5(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.
     8.6 Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification), net of any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8.6. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.
     8.7 Subrogation. If an Indemnified Party has a right against a third party with respect to any claim, demand, Proceeding, or proceeding for which indemnification is sought under this Agreement, the Indemnifying Party shall, to the extent of any payment made by the Indemnifying Party, be subrogated to the rights of the Indemnified Party and the Indemnified Party shall cooperate with and assist the Indemnifying Party in pursuing the claim against the third party. If requested by the Indemnifying Party, the Indemnified Party shall assign, or partially assign, the Claim or Proceeding against the third party to the Indemnifying Party, to the extent of any payment made by the Indemnifying Party.
     8.8 Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT
Stock Purchase Agreement

THE INDEMNIFICATION OBLIGATIONS OF BOTH PARTIES, AND THE RECOVERY BY EITHER PARTY OR INDEMNITEE OF ANY COVERED LIABILITIES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL EITHER PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY EITHER PARTY OR INDEMNITEE. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, incidental, exemplary, or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not an Affiliate of Seller or Buyer, and (ii) such damages are recovered against an Indemnitee by a Person which is a third party who is not an Affiliate of Seller or Buyer. This Section 8.8 shall operate only to limit a Party’s Liability and shall not operate to increase or expand any Contractual obligation of a Party hereunder.
     8.9 Specific Performance. In addition to any other right or remedy to which any Party may be entitled, at Law or in equity, all Parties shall be entitled to enforce any provisions of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
ARTICLE IX
TERMINATION OF AGREEMENT
     9.1 Termination of Agreement. The Parties may terminate this Agreement, as provided below:
          (a) Mutual Consent. Buyer and Seller may terminate this Agreement as to both Parties by mutual written consent at any time prior to the Closing.
          (b) Termination Date. Either Party may terminate this Agreement by giving written notice to the other Party in the event the conditions set forth in Sections 7.1(d) and 7.1(e) (as applicable to Buyer) or the conditions set forth in Sections 7.2(c) and 7.2(d) (as applicable to Seller) shall not have occurred on or prior to August 31, 2007 (the “Termination Date”); provided that the failure to satisfy the conditions set forth in Sections 7.1(d), 7.1(e), 7.2(c), and 7.2(d) by the Termination Date is not due to a breach of the obligations of Sections 5.2 or 5.3 applicable to the terminating Party; provided further, that in the event the waiting period referred to in the HSR Act applicable to the Contemplated Transactions has not expired or is not terminated as of August 31, 2007 then the Termination Date shall be extended to such later date as the Parties mutually agree in writing, but in the event the Parties do not mutually agree, then the Termination Date shall be extended to November 30, 2007.
          (c) By Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event that Buyer has Breached any representation, warranty, or covenant contained in this Agreement such that the conditions set forth in Section 7.2(a) or (b) shall not have been satisfied, or cannot be satisfied by the Termination Date; provided, that Seller shall have provided written notification to Buyer of the Breach, and the Breach shall have continued without cure for a period of thirty (30) days after delivery of the notice of Breach.
          (d) By Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that Seller has Breached any representation, warranty, or
Stock Purchase Agreement

covenant contained in this Agreement such that the conditions set forth in Section 7.1(a) or (b) shall not have been satisfied, or cannot be satisfied by the Termination Date; provided, that Buyer shall have provided written notification to Seller of the Breach, and the Breach shall have continued without cure for a period of thirty (30) days after delivery of the notice of Breach.
          (e) By Seller or Buyer. Either Seller or Buyer may terminate this Agreement by giving written notice to the other Party if any court of competent jurisdiction or any Governmental Authority shall have issued an Order or shall have taken any other action permanently enjoining, restraining, or otherwise prohibiting the Contemplated Transactions and such Order or other action shall have become final and non-appealable.
     9.2 Effect of Termination.
          (a) If either Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate without any Liability of either Party to the other Party (except for any Liability of either Party then in Breach); provided, that the rights and obligations of the Parties under this Section 9.2 (Effect of Termination), and any provisions regarding the interpretation or enforcement of this Agreement, and Article X (Miscellaneous) will survive any such termination
          (b) If Seller or Buyer terminate this Agreement pursuant to Section 9.1(c) or (d), then the rights of any non-Breaching Party to pursue all legal remedies for damages such Party suffers will survive such termination unimpaired.
ARTICLE X
MISCELLANEOUS
     10.1 Cooperation. The Parties shall execute and deliver such documents and shall use all Commercially Reasonable Efforts to take or cause to be taken all such actions as may be necessary or advisable to close and make effective the Contemplated Transactions. After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents or instruments of conveyance and transfer and take or cause to be taken such additional actions as may be necessary or advisable to accomplish the transfer of the Lion Shares to Buyer in the manner contemplated in this Agreement.
     10.2 No Third Party Beneficiaries. This Agreement and any agreement contained, expressed, or implied herein, shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns except that Seller Indemnitees and Buyer Indemnitees shall be third party beneficiaries of the indemnifications provided for in Article VIII.
     10.3 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign, transfer, convey, or pledge either this Agreement or any of its rights, interests, or Liabilities hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer may transfer and assign prior to the Closing its rights and Liabilities pursuant to this Agreement to its Affiliates without the prior written consent of Seller (which transfer shall not release Buyer from any of its Liabilities hereunder). Nothing in this Section 10.3 shall limit Seller’s right to transfer the Delek Shares to a Permitted Transferee in a Permitted Transfer as set forth in Section 6.4.
     10.4 Notices. All notices, requests, Claims, Consents, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been duly given by the applicable
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Party if personally delivered, sent by facsimile with receipt acknowledged, sent by a recognized commercial overnight delivery service which guarantees next Business Day delivery, sent by U.S. registered or certified mail return receipt requested and postage prepaid, or otherwise actually received by the other Party at the address of the intended recipient set forth below:

If to Seller:	TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attn: Randall J. Larson
Fax: (303) 626-8238

With a copy to (which copy shall not constitute notice):

TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attn: Erik B. Carlson, Esq.
Fax: (303) 626-8238

If to Buyer:	Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
Attn: General Counsel
Fax: (615) 435-1271

With a copy to (which copy shall not constitute notice):

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attn: Daniel L. Mark
Fax: (713) 651-5246
All such notices and communications shall be deemed to have been received: if personally delivered, at the time delivered by hand; if so mailed, three (3) Business Days after being deposited in the mail; if faxed, upon confirmation of receipt if the confirmation is between 9:00 a.m. and 5:00 p.m. local time of the recipient on a Business Day, otherwise on the first Business Day following confirmation of receipt, and, if sent by overnight air courier, on the next Business Day after timely delivery to the courier.
Either Party may change the address to which notices, requests, Claims, Consents and other communications hereunder are to be delivered by giving the other Party prior written notice thereof in the manner herein set forth in this Section 10.4.
     10.5 Governing Law. This Agreement and the legal relations between the Parties with respect hereto shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without regard or giving effect to any choice or conflict of Law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than such state.
     10.6 Entire Agreement. Except as otherwise set forth in this Section 10.6, this Agreement (including any documents referred to in this Agreement) constitutes the entire agreement between the
Stock Purchase Agreement

Parties with respect to the Contemplated Transactions and supersedes any prior understandings, negotiations, statements, discussions, correspondence, offers, agreements, or representations by the Parties, written or oral, relating in any way to the subject matter of this Agreement and the Contemplated Transactions. No modification, amendment, or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. The Parties each acknowledge that from and after the date hereof, the Confidentiality Agreements shall continue in full force and effect.
     10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     10.8 Transaction Expenses. Each of Buyer and Seller will bear and pay its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions.
     10.9 Arbitration.
          (a) Any dispute, controversy or Claim, whether based on contract, tort, statute or other legal or equitable theory (including any Dispute concerning any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including any amendments or extensions hereto or thereto) or the performance, breach, validity, interpretation, application, or termination hereof or thereof (a “Dispute”), shall be resolved by binding arbitration initiated upon the written notice (an “Arbitration Notice”) of either Party. The arbitration shall be conducted in accordance with this Agreement and the then current Commercial Arbitration Rules including Procedures for Large, Complex Commercial Disputes (collectively, the “AAA Rules”) issued by the American Arbitration Association (“AAA”), and judgment on the award may be entered in any court having jurisdiction thereof.
          (b) The arbitration hearing shall be held in and the award shall be issued in Denver, Colorado or such other location as the Parties may mutually agree upon. The arbitrator(s) shall determine the matters at issue in the Dispute in accordance with the substantive Law of the State of Delaware, excluding the conflicts provisions of such Law, and may only award damages in accordance with this Agreement. The arbitration shall be governed by the United States Arbitration Act 9 U.S.C. §1 et. seq., to the exclusion of any provision of state Law inconsistent therewith. The arbitrator(s) shall not be empowered to award punitive damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
          (c) In the event that either Party’s claim or counterclaim equals or exceeds $1,000,000, exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three (3) arbitrators otherwise, the Dispute shall be heard and determined by one (1) arbitrator.
          (d) In the event that one arbitrator shall hear the Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to so agree within thirty (30) days of the Arbitration Notice, then the arbitrator shall be selected and appointed in accordance with the AAA Rules.
          (e) In the event that three arbitrators shall hear the Dispute, each party shall, within twenty (20) days of the Arbitration Notice, select one person to act as an arbitrator. The two arbitrators so selected shall, within twenty-five (25) days of their appointment, select a third arbitrator who shall serve as the chair of the arbitral panel. The two party selected arbitrators will serve in a non-neutral capacity. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.
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          (f) If any arbitrator is not appointed within the time limits provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the AAA Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator.
          (g) Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the vacancy shall be filled by the method by which that arbitrator was originally appointed.
          (h) The arbitrator(s) shall apply this Agreement as written and according to its plain language in all respects, and shall in no circumstances have authority to add, delete, modify, or deviate from any of the terms of this Agreement as written, nor shall it/they have any authority to cancel or void this Agreement, in whole or in part, or to extend the term of this Agreement, other than as may be expressly provided herein.
          (i) All awards shall be in writing and shall state the reasoning upon which the award rests including a statement of facts and conclusions of Law. Any award shall be made and signed by at least a majority of the arbitrator(s).
          (j) Unless the Parties agree otherwise, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution Proceedings provided for herein, any related disclosures, and the decisions of the arbitrator(s), as confidential, except in connection with judicial Proceedings ancillary to the dispute resolution Proceedings and as otherwise required by Law to protect the legal rights of a party.
          (k) The terms of this Section 10.9 shall survive the Closing and the termination or expiration of this Agreement.
     10.10 Confidentiality; Publicity. The Parties recognize and acknowledge that the Parties desire to maintain as private and confidential their activities under this Agreement. In furtherance thereof, the Parties hereby agree:
          (a) Restricted Use of Confidential Information. From and after the date hereof, except as may be required by any applicable Law or as otherwise expressly contemplated herein, (i) neither Party nor either of their respective Affiliates, employees, agents, consultants, advisers, or representatives shall, without the prior written consent of the other Party, disclose (or permit to disclose) to any third Person the existence of this Agreement, the subject matter or terms hereof (including the Purchase Price), any proprietary or otherwise confidential information concerning the business or affairs of the other Party which it may have acquired from such Party at any time in the course of pursuing the Contemplated Transactions and negotiating and executing this Agreement, and (ii) to further protect the investment of Buyer in the Lion Shares and in addition to the obligations of Seller under any of the Confidentiality Agreements, Seller shall not, and shall cause its Affiliates, employees, agents, consultants, advisers, and representatives not to, disclose (or permit to disclose) to any third Person any proprietary or otherwise non-public confidential information concerning the business or affairs of Lion Oil obtained thereby at any time (including the current and historical capital structure of Lion Oil or any other information relating to Lion Oil’s financial condition or operations or any dealings between Seller and Lion Oil at any time) (collectively, the “Confidential Information”); provided, however, that either Party may disclose any such Confidential Information as follows: (i) in connection with the Contemplated Transactions, to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, which shall also be subject to the requirements of this Section 10.10; (ii) to comply with any applicable Law or Order, provided, that prior to making any such disclosure the Party making the disclosure shall, to the extent not prohibited by applicable Law, (A) promptly provide written notification to the other Party of any Proceeding of which it is aware which may result in disclosure, the nature of
Stock Purchase Agreement

such information to be disclosed, and a description of the legal provisions requiring such disclosure, (B) use all Commercially Reasonable Efforts to limit or prevent such disclosure, and (C) if disclosure is ultimately required, use all Commercially Reasonably Efforts to provide the other Party a reasonable opportunity to review the proposed disclosure and comment thereon, and use all Commercially Reasonable Efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party, or its Affiliates or representatives, making such disclosure; and (iv) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates or representatives, which source is not prohibited from disclosing such information by any legal, Contractual, or fiduciary obligation. Seller may disclose to Lion Oil such of the Confidential Information regarding this Agreement and the subject matter or terms hereof as may be reasonably necessary in connection with the Contemplated Transactions; provided, that prior to providing such Confidential Information to Lion Oil, Lion Oil shall have been informed by Seller of the terms of this Section 10.10, and shall have agreed in writing to keep such Confidential Information confidential and not to disclose it. Seller may also disclose to, and discuss with, the shareholders of Lion Oil set forth in Schedule 5.6 and their respective agents, consultants, advisors, and representatives such of the Confidential Information regarding this Agreement and the subject matter or terms hereof as may be reasonably necessary in connection with the satisfaction of Seller’s obligations under Section 5.6, including, upon request by such shareholder, a copy of this Agreement conspicuously marked on the first page thereof as “Private and Confidential”; provided, that prior to providing or discussing any such Confidential Information, including any copy of this Agreement, to any such shareholder or any of their respect agents, consultants, advisors, and representatives, the shareholder and each of his agents, consultants, advisors, and representatives receiving such information (A) shall have been informed by Seller of the terms of this Section 10.10, and (B) shall have entered into a confidentiality agreement with Buyer, in form and substance satisfactory to Buyer, regarding the confidential nature of such information and the restricted use thereof.
          (b) Return of Confidential Information. If the Contemplated Transactions are not consummated, upon written request, Buyer shall, as promptly as practicable, return to Seller or destroy, at the option of Seller, any and all tangible embodiments of Confidential Information provided to or acquired by Buyer in the course of pursuing the Contemplated Transactions.
          (c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement regarding the subject matter of this Agreement or the Contemplated Transactions, or any information related thereto, without first obtaining the written approval of the other Party, which approval shall not be unreasonably withheld, and upon obtaining such approval shall have provided a copy of the press release or public announcement to the other Party and shall not include therein any information to which such other Party shall reasonably have objected to as being within the scope of Confidential Information; provided, that a Party may make any public disclosure it believes, based upon the opinion of counsel, is required by applicable Law or any regulations of the Securities and Exchange Commission or listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party before making the disclosure if feasible).
     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding effect thereof.
Stock Purchase Agreement

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER: TRANSMONTAIGNE INC.
By	/s/ Erik B. Carlson
	Name	Erik B. Carlson
	Title	Senior Vice President

BUYER: DELEK US HOLDINGS, INC.
By	/s/ Assi Ginzburg
	Name	Assi Ginzburg
	Title	Vice President

By	/s/ Edward Morgan
	Name	Edward Morgan
	Title	Vice President and Chief Financial Officer

Signature Page to Stock Purchase Agreement

Exhibit 2.4(E)